Exhibit 99.1


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                                                                   NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
[OBJECT OMITTED]                                    CONTACT: Natalie S. Hairston
                                                                  (281) 821-3200


       ENGLOBAL CORPORATION ANNOUNCES BANK REFINANCING WITH COMERICA BANK

HOUSTON, TX, AUGUST 5, 2004 - ENGlobal Corporation (AMEX: ENG), a leading provider of engineering services, today announced that it has successfully refinanced its bank debt. The new facility, obtained from Comerica Bank ("Comerica"), provides $22 million in senior debt, subject to borrowing base restrictions. At the election of the Company, the interest rate on the outstanding debt will be the lower of prime or a three-tiered Eurodollar rate, plus basis points based on the ratio of the Company's total funded debt to EBITDA for the trailing 12 months, subject to quarterly adjustments. The Company anticipates substantial savings over the three year term of the new credit facility.

The new credit facility enables ENGlobal to reduce its interest expense and administrative costs, retire outstanding debt that carried a higher interest rate, and have funds available to finance its future growth. In addition, the terms of the new loan eliminate annual loan service fees, and are expected to reduce ENGlobal's audit and legal expenses.

The initial funding on the Comerica line of credit was approximately $8.6 million. The Company used a portion of the funds to pay its Fleet Capital Corporation ("Fleet") credit facility in full. The Company was in compliance with all covenants under the terms of the Fleet credit facility as of June 30, 2004, the Company's last reporting date under that facility. The Company also paid $2,156,000 in principal and interest to retire the balance of a $3 million term loan executed in December 2001. The loan bore interest at 9.5%, with principal and interest payments due quarterly. The loan had been scheduled to mature in December 2005. The remaining borrowings available under the line of credit on the July 28, 2004 funding date were approximately $7.5 million.

ENGlobal's Chief Financial Officer, Robert W. Raiford, said, "We are very pleased to have refinanced our debt into a structure that better suits our current financial and operational objectives. As a result of the refinancing, our annual cost of debt has been reduced, we have maintained functionality provided by a traditional revolver to meet day-to-day operational needs, and we have gained flexibility to support the Company's acquisition strategy."

"We are pleased to provide this credit facility to ENGlobal Corporation," said Gary Orr, Houston Market President for Comerica Bank. "Comerica is committed to supporting companies such as ENGlobal that demonstrate sound fundamentals necessary for long-term success. Our wealth of experience in serving the financial services needs of businesses is reflected in our outstanding portfolio, which includes many innovative companies like ENGlobal."

The Company will file a Form 8-K with the Securities and Exchange Commission containing the full text of the new bank debt agreement.

                                    ~ more ~
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           600 Century Plaza Drive o Suite 140 o Houston, Texas 77073
                                www.ENGlobal.com


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ENGlobal Corporation Press Release
August 5, 2004
Page 2
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About ENGlobal Corporation
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ENGlobal Corporation provides engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering services group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and process-related industries. This group also provides services and products that support the advanced automation and environmental technology fields. The Company, with its subsidiaries, now employs over 1,000 employees and occupies over 250,000 square feet of office and manufacturing space. In 2004, the Company was named the fastest growing engineering firm in the United States by ZweigWhite. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

About Comerica Bank
-------------------
Comerica Incorporated is a financial services company headquartered in Detroit, strategically aligned into three major lines of business: the Business Bank, Small Business and Personal Financial Services, and Wealth and Institutional Management. Since 1849, Comerica has focused on relationships and helping businesses and people to be successful. More information is available at www.Comerica.com.

Safe Harbor for Forward-Looking Statements
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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company's ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Reference is hereby made to cautionary statements set forth in the Company's Form 10-K for the year ended December 31, 2003, Form 10-Q's for the quarters ended March 31, 2004, September 30, 2003 and June 30, 2003, current Forms 8-K, and other SEC filings. Among other matters, there can be no assurance that the credit facility will enable the Company to achieve its growth objectives or that it will save expenses as anticipated. In addition, the information contained in this press release is also subject to the risk factors identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.